Exhibit 10.E.01

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between Opticon Systems Inc., a Nevada corporation, (the “Company”), and John Marshall Batton (“Employee”) effective as of December 1, 2004 or the actual date Employee first reports for work ("Start Date").

RECITAL

The Company desires to employ Employee, and Employee is willing to accept employment by the Company, in each case on the terms and subject to the conditions set forth in this Agreement. NOW, THEREFORE, the parties hereto hereby agree as follows:

AGREEMENT

1.             Position and Duties.

1.1 During the term of this Agreement, Employee agrees to be employed by and to serve the Company on a full-time basis as Chief Executive Officer and President to perform such duties consistent with such position as may be assigned to him from time to time by the Board of Directors. Employee’s principal place of business with respect to his services to the Company shall be Dallas, Texas, provided that employee agrees to undertake such travel as may be required in the performance of his duties. All travel expenses of Employee shall be reimbursed in accordance with Section 3.3 (c) below.

1.2 Employee shall carry out his duties under the general supervision and direction of the Board of Directors of the Company in accordance with the Company’s policies, rules and procedures in force from time to time.

1.3 Employee shall devote his full time, attention, skill and efforts to his tasks and duties hereunder and to the affairs of the Company. Without the prior written consent of the Company, Employee shall not provide services for compensation to any other person or business entity during the Term of his employment by the Company, as defined in paragraph 2.1, or engage in any other business activity, whether or not such other business activity is pursued for profit or pecuniary advantage unless approved by the Board of Directors.

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2.            Term of Employment.

2.1 Basic Term. The term of employment under this Agreement (the “Term”) shall begin on Start Date and shall continue through two (2) calendar years after the Start Date (the “Expiration Date”), unless earlier terminated in accordance with Article 2 or extended pursuant to the following sentence. Unless written notice is given by the Company or Employee to the other at least ninety (90) days prior to the Expiration Date (or any later date to which the Term shall have been extended in accordance with this Section 2.1) advising that the one giving such notice does not desire to extend or does desire to further extend this Agreement, the Term shall automatically be extended for an additional one-year period without further action of either the Company or Employee.

2.2 Termination for Cause. Termination for Cause (as defined in Section 2.8(a) below) may be effected by the Company at any time during the Term of this Agreement and shall be effected by written notification to Employee from the Chairman of the Board of Directors or his designee, stating the reason for termination. Such termination shall be effective immediately upon the giving of such notice, unless the Board of Directors shall otherwise determine. Upon Termination for Cause, Employee shall be paid all accrued salary, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder prior to such termination, all to the date of termination, but Employee shall not be entitled to any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.3 Voluntary Termination. In the event of a Voluntary Termination (as defined in Section 2.8(c) below), the Company shall pay to Employee all accrued salary, bonus compensation to the extent earned, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation. Employee may effect a Voluntary Termination by giving sixty (60) days’ written notice of such termination to the Company.

2.4 Termination by Death. In the event of Employee’s death during the Term of this Agreement, Employee’s employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Company shall pay to his estate or such beneficiaries, as Employee may from time to time designate all accrued salary, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but Employee’s estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

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2.5 Termination by Reason of Disability. If, during the Term of this Agreement, a physician selected by the Company certifies that Employee has become physically or mentally incapacitated or unable to perform his full-time duties under this Agreement, and that such incapacity has continued for a period of five consecutive months or 180 calendar days within any period of 365 consecutive days, the Company shall have the right to terminate Employee’s employment hereunder by written notification to Employee, and such termination shall be effective on the seventh (7th) day following the giving of such notice (“Termination by Reason of Disability”). In such event, the Company will pay to Employee all accrued salary, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay, any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, and all severance compensation required under Section 4.1, but Employee shall not be paid any other compensation or reimbursement of any kind. In the event of a Termination by Reason of Disability, upon the termination of the disability, the Company will use its best efforts to reemploy Employee, provided that such reemployment need not be in the same capacity or at the same salary or benefits level as in effect prior to the Termination by Reason of Disability.

2.6 Employee’s Obligation Upon Termination. Upon the Termination of Employee’s employment for any reason, Employee shall within ten (10) days of such termination return to the Company all personal property and proprietary information in Employee’s possession belonging to the Company. Unless and until all such property and information is returned to the Company (which shall be determined by the Company's standard termination and check-out procedures), the Company shall have no obligation to make any payment of any kind to Employee hereunder.

2.7 Definitions. For purposes of this Agreement the following terms shall have the following meanings:

a) “Termination for Cause” shall mean termination by the Company of Employee’s employment by the Company by reason of:

(i) Employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, or breach of fiduciary duty to, the Company;

(ii) Employee’s material breach of this Agreement, including any Exhibit hereto, or any other agreement to which Employee and the Company are parties;

(iii) Employee’s use or possession of illegal drugs at any time, use of alcoholic beverages during working hours or on Company property except when specifically allowed by a company sponsored function, improper use of prescription drugs during working hours or on Company property or Employee reporting to work under the influence of illegal drugs or alcohol;

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(iv) Conduct by Employee, whether or not in connection with the performance of the duties contemplated hereunder, that would result in serious prejudice to the interests of the Company if Employee were to continue to be employed, including, without limitation, the conviction of a felony or a good faith determination by the Board of Directors that Employee has committed acts involving moral turpitude; or it will always be an interpretation so I believe it is not necessary

(v) Any material violation of any rule, regulation or policy of the Company by Employee or Employee’s failure to follow reasonable instructions or directions of the Board of Directors of the Company(as it relates to the Employee’s written job description) or any policy, rule or procedure of the Company in force from time to time. All Company policies, rules, regulations and procedures currently in force must be provided to Employee in writing before execution of this Agreement. Any changes to Company policies, rules and procedures must be provided to Employee in writing thirty (30) days prior to the changes becoming effective.

b) “Voluntary Termination” shall mean termination by Employee of Employee’s employment other than (i) Termination by Reason of Disability and (ii) Termination by reason of Employee’s Death.

3.	Salary, Benefits and Bonus Compensation.

3.1
Base Salary. As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 2, the Company agrees to pay to Employee a “Base Salary at the rate of $25,000 (U S Dollars) per month payable in accordance with the Company’s regular payroll practices (twice monthly). Such rate and Employee’s performance shall be reviewed by the Company’s Board of Directors on an annual basis, commencing Starting Date, for a determination of whether an adjustment in Employee’s Base Salary should be made, which adjustment shall be in sole discretion of the Company’s Board of Directors.

3.2
Founders Stock. Upon the Starting Date, the employee will be issued four (4%) percent of the companies issued common stock in the Company. The Company commits that this is an undiluted 4% commitment of the companies issued common stock and that if additional stock (in excess of the 100,000,000 shares) is issued by the Board of Directors, the Company will issue those numbers of shares to the employee at a cost of $.0001 per share to keep the 4% share of issued stock whole and in tact. This commitment will survive this contract in perpetuity and can only be terminated by the voluntary resignation of the employee.

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3.3
Bonus. A signing bonus will be paid in the amount of one (1) months salary upon funding. The Board of Directors will establish a bookings goal for the company each year. Employee shall be entitled to a bonus of $2,000 per percentage point (Monthly Bookings / Corporate Bookings Goal) of the goal attained in the previous month. This shall be paid on the last day of the next month.

3.4	Additional Benefits. During the Term of this Agreement, Employee shall be entitled to the following fringe benefits:

(a) Employee Benefits. Employee shall be included in all group insurance plans and other benefit plans and programs made available to management employees of the Company.

(b) Vacation  Employee is entitled to take 4 weeks paid vacation within one year from his Starting Date.

(c) Reimbursement for Expenses. The Company shall reimburse Employee for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Employee in connection with his duties under this Agreement in accordance with the Company’s reimbursement policy in effect from time to time. Company’s reimbursement policy currently in force must be provided to Employee in writing before execution of this Agreement. Any changes to Company’s policy must be provided to Employee in writing thirty (30) days prior to the changes becoming effective.

4.	Severance Compensation.

4.1
Acceleration of Payments. The Company may, in the Company’s sole discretion, if Employee so requests within thirty (30) days following a Termination by Reason of Disability, elect to pay to Employee a lump sum severance payment by bank cashier’s check equal to the present value of the flow of cash payments that would otherwise be paid to Employee.

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4.2
No Severance Compensation Under Other Termination. In the event of a Voluntary Termination, Termination for Cause, or Termination by reason of Employee’s Death, neither Employee nor his estate shall be paid any severance compensation.

5. Other Agreements. Employee agrees that to induce the Company to enter into this Agreement, he has concurrently executed and delivered to the Company (a) an Employee Non-Disclosure Agreement and Proprietary Rights Assignment dated as of event date herewith, in the form of Exhibit A hereto, and (b) a Non-Solicitation and Non-Competition Agreement dated as of even date herewith, in the form of Exhibit B hereto. Employee hereby covenants and agrees to fully abide by each and every term of such agreements, and agrees and understands that a breach or violation by Employee of any provision of any provision of either of such agreements shall constitute grounds for Termination for Cause under Section 2.8(a)(ii) of this Agreement, and that no such termination shall limit or affect any other rights and remedies of the Company arising out of or in connection with any such breach or violation. The covenants on the part of Employee contained in such agreements shall survive termination of this Agreement, regardless of the reason for such termination. unless specifically excluded by this agreement. Employee hereby represents and acknowledges that the Company is relying on the covenants contained in such agreements in entering into this Agreement, and that the terms and conditions of the covenants contained in such agreements are fair and reasonable.

6.	Miscellaneous.
6.1	Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

6.2
Entire Agreement; Modifications. This Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral with respect to the subject matter hereof including without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Employee from the Company. All modifications to this Agreement must be in writing and signed by both parties hereto.

6.3
Notices. All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing to the respective persons named below:

If to the Company: Opticon Systems Inc.
                  Address: 17250 Knoll Trail Drive
                  State Dallas, Texas 75248
                  Attn: John Marshall Batton
                  President
If to Employee:       John Marshall Batton
                                  17250 Knoll Trail Drive
                                  Dallas, Texas, 75248

Any part may change such party’s address for notices by notice duly given pursuant to this Section

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6.4	Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

6.5	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

6.6
Severability. Should a court or other body of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

6.7
Benefits of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate of the Company) or by Employee.

6.8	Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

6.9	Withholdings. All compensation and benefits to Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

6.10	Remedies. All rights and remedies of the Company hereunder shall be cumulative and the exercise of any right or remedy shall not preclude the exercise of another.

6.11
Interpretation Review. Counsel in the negotiation and execution of this Agreement has represented both parties to this Agreement, and no inference shall be drawn against the drafting party. Employee acknowledges that he has in fact reviewed and discussed this Agreement with his counsel and that he understands and assents to the terms hereof.

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6.12
Arbitration. Any controversy or claim arising out of or relating to this agreement, or breach thereof (other than any action by the Company seeking an injunction or equitable relief under the employee Non-Disclosure Agreement and Proprietary Rights Assignment or the Non-Solicitation and Non-Competition Agreement executed by the Employee, as amended from time to time) shall be settled by binding arbitration to be held in Dallas, Texas, in accordance with the Rules of the American Arbitration Association, and judgement upon any proper award rendered by the arbitrators may be entered in any court having jurisdiction thereof. There shall be three (3) arbitrators, one (1) to be chosen directly by each party at will, and the third arbitrator to be selected by the two (2) arbitrators so chosen. To the extent permitted by the rules of the American Arbitration Association, the selected arbitrators may grant equitable relief. Each party shall pay the fees of the arbitrator selected by him and his own attorneys, and the expenses of his witnesses and all other expenses connected with the presentation of his case. The cost of the arbitration including the cost of the record of transcripts thereof, in any, administrative fees, and all other fees and cost shall be borne equally by the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

Company

    By: /s/ Derek Haake
  Derek Haake
   Secretary/Treasurer, Opticon Systems Inc.

EMPLOYEE:

__/s/ John Marshall Batton
John Marshall Batton

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Exhibit A

EMPLOYEE NON-DISCLOSURE AGREEMENT AND PROPRIETARY RIGHTS ASSIGNMENT

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EMPLOYEE NON-DISCLOSURE AGREEMENT
AND PROPRIETARY RIGHTS ASSIGNMENT

In return for new or continued employment by Opticon Systems, Inc., ("Company "), the undersigned, John Marshall Batton, (“Employee”) agrees as follows:

1.  I agree during the Term of my employment to promptly disclose and describe to the Company all ideas, inventions, improvements, discoveries, enhancements, modifications, technical developments, and works of authorship (including all writings, computer programs, software and firmware), whether or not patentable or copyrightable, and whether in oral, written, or in machine readable form, which relate to or are useful to the Company’s business as presently conducted or as it may be conducted in the future, which are conceived, reduced to practice, or authored by me, solely or jointly with others, at any future time within the scope of my employment or with the use of the Company’s time, material, facilities or funds (the “Work Product”).

2.  I hereby assign to the Company my entire right to all of the Work Product and agree that the Work Product is and will be the sole and exclusive property of the Company. I will not, however, be required to assign to the Company any invention that I developed entirely on my own time without using the Company’s funds, equipment, materials or facilities, unless such invention either: (i) relates to the Company’s business or actual or demonstrably anticipated research or development of the Company, or (ii) results from or is related to or suggested by any Company research, development or other activities, including without limitation any work performed by me for the Company. I agree to take any acts and to execute any documents that the Company reasonably requests in order to evidence any assignment that I am required to make under this paragraph. Except for any written agreement between the Company, and me I will not be entitled to any royalty, commission, or other payment or license or right with respect to the Work Product except as specifically agreed to in this agreement.

3.  No Work Product will be made available by me to others during or following the term of my employment unless the Company consents in writing except as specifically agreed to in this agreement.

4. I hereby grant and agree to grant to the Company the right to obtain, for its benefit and in its name, patents and patent applications (including without limitation original, continuation, reissue, utility and design patents, patents of addition, confirmation patents, registration patents, utility models, etc., and all other types of patents and the like, and all renewals and extensions of any of them) for the Work Product in all countries.

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5.  Both during and after the term of my employment, I will maintain in confidence, and will not disclosure or use or retain for my benefit or the benefit of anyone other than the Company any secret, proprietary or confidential information or trade secrets or know-how belonging to or in the possession of the Company (the “Proprietary Information”), except to the extent required to perform my assigned duties on behalf of the Company in my capacity as an employee of the Company. The Proprietary Information which I agree to maintain in confidence includes, but is not limited to, technical and business information relating to the Company’s inventions or products, research and development, finances, customers, marketing, future business plans, machines, equipment, services, systems, supply sources, cost of operations, business dealings, pricing methods, regulatory matters, software, contracts, contract performance, formulae, processes, business methods, and any information belonging to customers and suppliers of the Company which may have been disclosed to me as the result my being as an employee of the Company. My promise to maintain the confidentiality of the Proprietary Information will apply whether or not the Proprietary Information is in written or permanent form, whether or not is was developed by me or by others employed by the Company or was obtained by the Company from third parties, and whether or not the Proprietary Information has been identified by the Company as secret or confidential except as specifically agreed to in this agreement.

6.  All records, reports, notes, compilations or other recorded matter, and any copies or reproductions thereof, that relate to the Company’s operations, activities, or business, which were made or received by me during the term of my employment (the “Company Materials”) are and shall continue forever to be the Company’s exclusive property, and I will keep the same at all times in the Company’s custody and subject to its control. Upon termination of my employment or at the request of the Company before termination, I will deliver to the Company all written and tangible material in my possession incorporating the Work Product, the Proprietary Information and the Company Materials except as specifically agreed to in this agreement.

7.  I agree to cooperate with the Company or its designees, both during and after the term of my employment, in procuring, maintaining and protecting the Company’s rights in the Work Product and the Proprietary Information, including without limitation patents and copyrights. I will sign all papers which the Company deems necessary or desirable for the procurement, maintenance and protection of such rights. I will keep and maintain adequate and current written records of all Work Product in the form of notes, sketches, drawings, or reports related to the Work product in the manner and form requested by the Company, and such records shall be and remain the property of the Company and be available to the Company at all times except as specifically agreed to in this agreement.

8.  There is no other contract or duty on my part now in existence to assign Work Product or that is inconsistent with this Agreement. I will not disclose or induce the Company to use or bring onto the Company’s premises any confidential information or material that I am now aware of or become aware of which belongs to anyone other than the Company. During my employment by the Company, I will not accept or engage in any employment, consulting, or other activity (a) detrimental or incompatible with my obligations to the Company, including without limitation my obligations under this Agreement, or (b) in any business competitive with the Company’s business as it is presently conducted or as it may be conducted at any future time during my employment.

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9.  I acknowledge that my obligations and promises under this Agreement are of a unique and intellectual character, which gives them particular value. A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and I agree that in addition to any other rights and remedies of the Company for such breach (including monetary damages, if appropriate), the Company is entitled to injunctive relieve and/or a decree for specific performance if I breach this Agreement. All rights and remedies of the Company for a breach by me of this Agreement shall be cumulative and the exercise of any right or remedy by the Company will not preclude the exercise of another.

10.  Unless there is a written employment agreement for a specified term in effect between the Company, and the Company or I may terminate my employment at any time, with or without cause, however, such termination will not affect the Company’s rights or my obligations under this Agreement except as specifically defined in this agreement. This Agreement represents the entire understanding between me and the Company as to the subject matter hereof. This Agreement may not be modified or amended except in a written document signed by me and the Company. This Agreement shall inure to the benefit of the Company’s successors and assigns and shall be binding on my heirs, administrators and legal representatives.

11.  If the Company waives a breach by me of any provision of this Agreement, such waiver shall not operate or be construed as a waiver of any other or subsequent breach by me. If any provision of this Agreement is held to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

12.  I agree that my promises contained in this Agreement are a material inducement to the Company’s giving me employment, that the matters I have agreed to are fair and reasonable under the circumstances, that any Proprietary Information I receive during the course of my employment may affect the effective and successful conduct of the Company’s business and goodwill, and that the proprietary Information is provided to me in confidence due to my employment and my need to know such information in order to completely and competently perform my duties and obligations on behalf of the Company.

13.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

Dated as December 1, 2004	/s/ John Marshall Batton
John Marshall Batton

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Exhibit B

NON-SOLICITATION AND NON-COMPETITION AGREEMENT

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NON-SOLICITATION AND NON-COMPETITION AGREEMENT

This Non-Solicitation and Non-Competition Agreement (“Agreement”) is made and entered into as of the date set forth below, by John Marshall Batton (“Employee”) in favor and for the benefit of Opticon Systems Inc., a Nevada corporation (the “Company”).

RECITAL

In order to induce the Company to enter into and perform that certain Employment Agreement dated as of even date herewith between the Company and Employee (the “Employment Agreement” and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee hereby agrees as follows:

1.  Non-Solicitation; Non-Competition. The period from the Start Date through the Termination Date, as defined in Section 2 of the Employment Agreement, plus one year after the Termination Date is defined for this Agreement as the “Non-Competition Period”. During the Non-Competition Period, Employee shall not, without the Company’s prior written consent, directly or indirectly, (a) call on any person or entity who, at the time of such call, is a customer of the Company or any parent or subsidiary of the Company, with respect to the purchase of any goods or services which are, at the time, being offered by the Company or any parent or subsidiary of the Company or which are under development by the Company or any parent or subsidiary of the Company at the time of Employee’s employment, (b) solicit or induce or attempt to solicit or induce any customer of the Company or any parent or subsidiary of the Company to reduce, or take any action which would reduce, its business with the Company or any parent or subsidiary of the Company, (c) solicit or attempt to solicit any employees of the Company or any parent or subsidiary of the Company to leave the employ of the Company or any parent or subsidiary of the Company, or (d) hire any employees or former employees of the Company or any parent or subsidiary of the Company or cause any entity with which Employee is affiliated or in which Employee owns an equity interest to hire any such employees or former employees except as specifically defined in this agreement. As used herein, the term “former employee” means a person who has been an employee of the Company or any parent or subsidiary of the Company within the twelve-month period prior to the date of determination.

2.  Notice of Subsequent Employment. Employee. Employee agrees that during the Non-Competition Period Employee will keep the Company informed of the names and addresses of all persons, firms or corporations by or for whom he is employed from time to time, or for whom he acts as agent or consultant or in whom he may own any one percent (1%) or more equity interest; and Employee also agrees that if, during such time, he conducts any business on his own account or as a partner or co-venturer, he shall keep the Company informed of that fact and of the nature, names and addresses of such business as conducted from time to time.

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3.  Breach. Employee agrees that a remedy at law for breach of the covenants contained herein would be inadequate, that the Company would suffer irreparable harm as a result of such breach and that in addition to any other rights and remedies of the Company for such breach, the Company shall be entitled to apply to a court of competent jurisdiction for temporary and permanent injunction or an order for specific performance of such covenants, and, if the Company prevails, to recover from Employee all costs of any such action brought by the Company, including without limitation reasonable attorneys’ fees and expenses.

4.  Enforcement. It is the desire and intent of Employee that the covenants of Employee contained herein shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any particular provision(s) of this Agreement shall be adjudicated to be invalid or unenforceable, such provision(s) shall be deemed amended to provide restrictions to the fullest extent permissible, consistent with applicable law and policies, and such amendment shall apply only with respect to the particular jurisdiction in which such adjudication is made. If such deemed amendment is not allowed by the adjudicating body, the offending provision shall be deleted and the remainder of this Agreement shall not be affected. This Agreement shall be in addition to and not in lieu of any other noncompetition or similar covenants of Employee entered into prior to or after the date hereof (unless otherwise provided in a written agreement signed by the Company).

5.	Miscellaneous.

5.1  Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

5.2  Modification; Amendment. Any modification or amendment to this Agreement must be in writing and signed by the Company and Employee.

5.3  Notices. All notices and other communications under this Agreement shall be in writing and shall be given as specified in Section 6.3 of the Employment Agreement.

5.4  Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

5.5  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

5.6.  Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

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5.7.  Benefits of Agreement. The provisions of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Employee, and shall inure to the benefit of the Company and its successors and assigns.

5.8  Remedies. All rights and remedies of the Company hereunder shall be cumulative and the exercise of any right or remedy shall not preclude the exercise of another.

5.9  Interpretation; Review. Employee acknowledges that he has in fact reviewed and discussed this Agreement with his counsel and that he understands and voluntarily agrees to all of the terms hereof.

IN WITNESS WHEREOF, the undersigned Employee has executed this Agreement effective as of _December 1, 2004

___/s/ John Marshall Batton
John Marshall Batton

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